CALL(CANLCALL)                     AMERITAS VARIABLE LIFE INSURANCE COMPANY LOGO

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                    One Ameritas Way / P. O. Box 82550 / Lincoln, NE 68501-2550


FIELD(22)                                              Policy Number:  FIELD(3)
                                             Social Security Number: FIELD(202)
                                                              Insured: FIELD(1)


RE:  Notice of Cancellation Right

FIELD(23)

Thank you for selecting this Overture Encore! life insurance policy which combines the guarantees of insurance with the opportunities of investment. We believe it will serve you well.

This letter is sent to you in accordance with the laws administered by the United States Securities and Exchange Commission (SEC). Please read it carefully and retain with your important records.

Overture Encore! is a variable universal life insurance policy in which you may direct your net premiums into one or more of the investment accounts ranging from the Fixed Account (managed by AVLIC) to the various portfolios in AVLIC's Separate Account V managed or administered by Fidelity Management and Research Company, Fred Alger Management, Inc., Massachusetts Financial Services Company or Morgan Stanley Asset Management. If you choose one or more of these portfolios, your benefits depend on their investment experience.

Under the requirements of the SEC and your policy, you have the right to return this policy for cancellation within (1) VARIABLE(DAYS) days from the date of receipt of this policy, or (2) VARIABLE(DAYS) days from the date of receipt of this notice, or (3) 45 days from the date you signed the application, whichever is later. If allowed by state law, the amount of the refund will equal the sum of all charges deducted from premiums paid, plus the net premiums allocated to the Fixed Account and to the Separate Account adjusted by investment gains or losses. Otherwise, the amount of the refund will equal the gross premiums paid. Please review the prospectus for details of Overture Encore! life expenses and your cancellation right, and also the attachments to this letter which provide further details on your right of cancellation.

While we hope you are pleased with your ownership of this policy, if you should decide to exercise this right of cancellation, complete the enclosed form and return your policy within the time period outlined above.

Please do not hesitate to contact our Customer Service Department (1-800-745-1112) with any questions you may have about the insurance coverage, investment options, expenses, or your rights as a policyholder. Again, thank you for your confidence in Ameritas Variable Life Insurance Company, Fidelity Management and Research Company, Fred Alger Management, Inc., Massachusetts Financial Services Company, Morgan Stanley Asset Management and Overture Encore!.

Sincerely,



/s/ Lawrence J. Arth

Lawrence J. Arth
President

Form 4018 (1-1)

                                   AMERITAS VARIABLE LIFE INSRUANCE COMPANY LOGO

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                     One Ameritas Way / P. O. Box 82550 / Lincoln, NE 68501-2550




FIELD(22)                                              Policy Number:  FIELD(3)
                                            Social Security Number:  FIELD(202)
                                                             Insured:  FIELD(1)



          OVERTURE ENCORE! -- FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE

In determining whether or not to exercise your right to cancel, you should consider, among other things: the insurance and investment needs served by this policy, the projected cost of your policy and the deductions from the premiums before the payment is allocated to the various investments available in the policy.

You have been given a prospectus which describes the deduction from each premium payment which is a 3 1/2% premium tax. This could be increased to a guaranteed maximum of 5% in the future.

Deductions from the accumulation value in your accounts include:

         A daily asset based administrative charge based on the accumulation value. Currently, in the first four years there is no charge. In years 5 through 20, the current charge is .25%, and beginning in year 21, the current charge is .15%. (This charge could be increased in all years to a guaranteed maximum of .25% in the future.)

         A monthly maintenance charge of $5.00 (could be increased to a maximum of $9.00 in the future).

         A monthly cost of insurance based on the current cost of insurance rates now in effect (could be increased in the future to the Schedule of Guaranteed Annual Cost of Insurance Rates shown in your policy).

         A current mortality and expense charge of 0.90% of the accumulation value for the first four years, reducing to 0.65% in years 5 through 20, and to 0.50% beginning in year 21 (could be increased in all years to a guaranteed maximum of 0.90% in the future).

         A contingent deferred sales charge (surrender charge) as shown in the Schedule of Charges in your policy if the policy is surrendered in its first 14 years.

Form 4018 (1-2)
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                                   AMERITAS VARIABLE LIFE INSURANCE COMPANY LOGO
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                     One Ameritas Way / P. O. Box 82550 / Lincoln, NE 68501-2550



FIELD(22)                                              Policy Number:  FIELD(3)
                                            Social Security Number:  FIELD(202)
                                                             Insured:  FIELD(1)



                               ***INSTRUCTIONS***
                              PLEASE READ CAREFULLY

RE:  Request for Cancellation

If, after reading the enclosed notice, you elect to return your policy for cancellation, please:

         1.   Sign and date the bottom portion of this form.

         2.   Mail this notice together with your policy to:

                Ameritas Variable Life Insurance Company
                    One Ameritas Way, P.O. Box 82550
                      Lincoln, Nebraska  68501-2550

         3. Make certain that the postmark of the return envelope is on or before the last date permitted for cancellation as described in the attached letter.


                         ***TO BE COMPLETED BY OWNER***

TO:      Ameritas Variable Life Insurance Company (AVLIC)

Pursuant to the terms of the notice previously furnished me by AVLIC, I hereby return the policy numbered above (The "Policy") for cancellation and request a refund. If allowed by state law, the amount of the refund will equal the sum of all charges deducted from premiums paid, plus the net premiums allocated to the Fixed Account and to the Separate Account adjusted by investment gains or losses. Otherwise, the amount of the refund will equal the gross premiums paid. I hereby release AVLIC from any and all claims arising out of or in connection with the sale or issuance of the policy under state insurance law and I hereby acknowledge that AVLIC's sole liability with respect to the policy is the refund to me.


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            Date                                   Signature of Policyowner

Form 4018 (1-3)